To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of James Maritime

Holdings, Inc. on Form S-1 of our report dated June 3, 2024, on the balance sheet of James

Maritime Holdings, Inc. as of December 31, 2023, and 2022, and September 30, 2024, and for

each of the periods then ended, which report is included in this Registration Statement on form

S-1 to be filed on or about March 7, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the references to us under the headings “Experts” in such Registration

Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797) Henderson, Nevada

March 7, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com